Exhibit 99

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G or any amendment thereto with respect to the ordinary shares beneficially owned by each of them of KPET Ultra Paceline Corporation. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13G or any amendment thereto.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 14th day of May, 2026.

KPET ULTRA PACELINE LLC

By:	/s/ Eduardo Tamraz
Name:	Eduardo Tamraz
Title:	Authorized Person

KPTHREE CAPITAL LLC

By:	/s/ Karl Peterson
Name:	Karl Peterson
Title:	Authorized Person

/s/ Karl Peterson
Karl Peterson

/s/ Eduardo Tamraz
Eduardo Tamraz